Exhibit 1A-6A

INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT

THIS INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of January 27, 2016 by and between AHP CAPITAL MANAGEMENT, LLC, an Ohio limited liability company (the “Investment Manager”), and AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company is governed by its Limited Liability Company Agreement (as the same may be amended from time-to-time, the “ Company Agreement”);

WHEREAS, the Company sells interests to investors through the Company’s Confidential Private Placement Memorandum (as the same may be amended from time to time, the “Memorandum”);

WHEREAS, the Investment Manager desires to manage and invest the assets of the Company in accordance with the terms and conditions set forth herein; and

WHEREAS, the Investment Manager and the Company desire to establish the duties and responsibilities of the Investment Manager.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.  All defined terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Company Agreement or the Memorandum, as the case may be.

2.           Appointment of the Investment Manager.  The Investment Manager shall act as investment manager to the Company and shall manage the investment and re-investment of the cash, securities, instruments, real estate and other assets of the Company in accordance with the terms hereof.

3.           Authority of the Investment Manager.

(a)         In connection with its obligations hereunder, the Investment Manager shall have the authority for and in the name of the Company to:

(i)           purchase, hold, sell, or otherwise deal in real estate and rights in connection therewith of any kind or nature;

(ii)          effect borrowings from banks and other financial institutions;

(iii)         open, maintain and close bank accounts and draw checks or other orders for the payment;

(iv)         exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Company;

(v)          supply any administrator of, or other service providers to, the Company with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with applicable agreements;

(vi)         cause the Company to engage in agency, agency cross and principal transactions with Affiliates to the extent permitted by applicable securities law;

(vii)        engage personnel, whether part-time or full-time, and attorneys, independent accountants or such other persons as the Investment Manager may deem necessary or advisable;

(viii)       enter into, make and perform any contracts, agreements or other undertakings it may deem advisable in connection with providing investment management services to the Company, including but not limited to contracts, agreements or other undertakings with persons, firms or corporations with which the Investment Manager or the principal of the Investment Manager is affiliated;

(ix)          authorize any Member, employee or other agent of the Investment Manager or agent or employee of the Company to act for and on behalf of the Company in all matters incidental to the foregoing;

(x)           delegate the rights and obligations under this Agreement, at the Investment Manager’s discretion; and

(xi)          otherwise act for the Company as it may deem necessary or advisable in connection with any investment management related matters.

(b)           The Investment Manager may, if it deems advisable, maintain any portion of the assets of the Company in cash, cash-equivalents and short-term obligations.

4.           Policies of the Company.  The activities engaged in by the Investment Manager on behalf of the Company shall be subject to the policies and control of the Managing Member of the Company, American Homeowner Preservation Management, LLC, a Delaware limited liability company (the “Managing Member”).

5.           Status of the Investment Manager.  The Investment Manager shall for all purposes be an independent contractor and not an agent or employee of the Company, nor shall anything herein be construed as making the Company a Member or co-venturer with the Investment Manager or any of its affiliates, or any of their respective Members, officers, directors, employees, members, managers, shareholders or agents (all of the foregoing affiliates, persons and entities, collectively, “Affiliates”) or clients.  The Investment Manager shall have no authority to act for, represent, bind or obligate the Company except as specifically provided herein.

6.           Investments.  All investments of the Company shall at all times conform to and be in accordance with the requirements imposed by (a) any provisions of applicable law; (b) the provisions of the Memorandum and the Company Agreement, as the same may be amended, supplemented or otherwise modified from time-to-time; provided that the Investment Manager shall not be bound by any such amendment, supplement or modification until it has been given notice thereof; and (c) such policies as may be adopted from time-to-time by the Managing Member.

7.           Valuation of Assets.  The assets of the Company shall be valued in accordance with the terms of the Memorandum and the Company Agreement.

8.           Fees Payable to the Investment Manager. In consideration for services provided pursuant to this Agreement, the Investment Manager shall receive a management fee calculated and paid quarterly, in arrears, in an amount equal to 2.0% per annum of the net asset value of the capital account, plus $60 per active asset, as measured as of the close of business on the last day of each calendar quarter (before taking into account any withdrawals). For the purpose of determining the management fee, the Investment Manager shall calculate the value of the Company’s assets based on the valuation guidelines set forth in the Company Agreement.  The management fee is prorated based upon a Member's actual period of ownership of its capital account. The management fee is determined as of the last business day of each calendar quarter and is payable by the Company within ten (10) days thereafter. If the Managing Member permits or requires a withdrawal by a Member other than as of the last day of a quarter, a prorated portion of the management fee will be paid by the withdrawing Member. The Investment Manager, at its sole discretion, can waive or reduce the management fee (or reinstate, going forward, any previously waived or reduced management fee) with respect to any Member including, without limitation, its Affiliates and/or employees.

9.           Services to Other Clients.  The Investment Manager and its Affiliates and its Principal may provide investment management and other services to parties other than the Company and may manage other accounts and/or establish other private investment funds in the future (both domestic and offshore), including those which may employ an investment strategy similar to that of the Company, and shall not by reason thereof be deemed to be acting in conflict with the interests of the Company.

10.           Expenses. The Investment Manager shall be responsible for its own operating and overhead type expenses as described in the Memorandum.

11.           Exculpation and Indemnification.

(a)           Notwithstanding any other provision of this Agreement to the contrary, the Investment Manager shall not be liable to the Company or the Members for any action or inaction in connection with the business and affairs of the Company unless such action or inaction is determined by a final, non-appealable court of competent jurisdiction to constitute gross negligence or willful misconduct.  It shall be conclusively presumed and established that the Investment Manager shall be entitled to exculpation hereunder if any action is taken, or not taken, by it on the advice of legal counsel or other independent outside consultants. Any exculpation under this Section shall apply only to the extent that such exculpation does not violate applicable law.

(b)           Notwithstanding any other provision of this Agreement to the contrary, the Company (but not the Members individually) will indemnify and hold harmless the Investment Manager and its managers, members, shareholders, Members, officers, agents, employees and Affiliates (collectively, “Indemnified Persons”) from and against any and all claims, actions, demands, losses, costs, expenses (including attorneys’ fees and other expenses of litigation), damages, penalties or interest, as a result of any claim or legal proceeding related to any action or inaction by any of them in connection with the business and affairs of the Company (including the settlement of any such claim or legal proceeding); provided, however, that the party against whom the claim is made or legal proceeding is directed is not guilty of gross negligence or willful misconduct, as determined by a final non-appealable court of competent jurisdiction. Any indemnity under this Section shall be paid from and to the extent of Company assets only, and only to the extent that such indemnity does not violate applicable federal and state laws.  The Company shall, in the discretion of the Managing Member, advance amounts and/or pay expenses as incurred in connection with the indemnification obligation herein.  In the event this indemnification obligation shall be deemed unenforceable, whether in whole or in part, such unenforceable portion shall be stricken or modified so as to give effect to this Section 11(b) to the fullest extent permitted by law.

(c)           The foregoing provisions of this Section 11 shall survive the termination of the Agreement.

12.           Term.  This Agreement may be terminated by any party at any time during the term of this Agreement.

13.           Sales Literature.  The Company shall not approve or authorize the use or distribution in connection with the sale of its interests of any literature or advertisement in which the Investment Manager is named or referred to unless such literature or advertisement shall first be submitted to the Investment Manager for its approval with respect to matters concerning the Investment Manager.

14.           Governing Law, Personal Jurisdiction and Venue.  The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this Agreement or the subject matter of this Agreement shall be governed solely by the laws of the State of New York, without regard to any conflict of laws doctrines.  The parties irrevocably consent to and submit to the exclusive personal jurisdiction of the federal and state courts situated in the county of New York in the State of New York and irrevocably waive any objections to the personal jurisdiction of these courts.  Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this Agreement or the subject matter of this Agreement.  The parties also consent to and irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds.

15.           Notices.  Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, return receipt requested, as follows:

If to the Investment Manager:

AHP Capital Management, LLC
819 S. Wabash Ave., Suite 606
Chicago, Illinois  60605
Attention: Jorge Newbery
Telephone: (312) 386-5679
Facsimile: (312) 827-9530
Email: JNewbery@AHPINVEST.COM

If to the Company:

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC
  c/o American Homeowner Preservation Management, LLC
819 S. Wabash Ave., Suite 606
Chicago, Illinois  60605
Attention: Jorge Newbery
Telephone: (312) 386-5679
Facsimile: (312) 827-9530
                        Email: JNewbery@AHPINVEST.COM

16.           Entire Agreement.  This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

17.           Amendments and Waivers.  No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company, the Investment Manager, each Indemnified Person, and their respective successors and permitted assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

19.           Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

20.           Counterparts.  This Agreement may be signed in one or more counterparts (which may be by facsimile or electronic transmission), each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument.

21.           Company Agreement Controls.  If there are any inconsistencies or conflicts between the terms and conditions of this Agreement and the terms and conditions set forth in the Company Agreement, the terms and conditions of the Company Agreement shall control.

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IN WITNESS WHEREOF, each of the parties has caused this Investment Management Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC By: American Homeowner Preservation Management LLC, its Managing Member		AHP CAPITAL MANAGEMENT, LLC
		By:	/s/ Jorge Newbery
Name: Jorge Newbery Title: Manager

By:	/s/ Jorge Newbery
Name: Jorge Newbery Title: Manager